Exhibit 10.2
Execution Version – John Donofrio

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the Closing (as defined below) (the “Effective Date”), by and between Novan, Inc., a Delaware corporation with its principal place of business in Durham County, North Carolina (the “Company”), and John Donofrio (“Executive”). Executive and the Company may be referred to individually as a “party” and collectively as the “parties.”

WITNESSETH:

Pursuant to the Unit Purchase Agreement between the Company, the Evening Post Group, LLC, a South Carolina limited liability company, and EPI Health, LLC, a South Carolina limited liability company (“EPI Health”), made and entered into as of March 11, 2022 (the “Purchase Agreement”), the Company will purchase all of the outstanding units of EPI Health and EPI Health will become a wholly owned subsidiary of the Company as of the closing (the “Closing”) of the transaction (the “Transaction”).

WHEREAS, Executive has been employed as the President and Chief Executive Officer of EPI Health and, following the Closing, the Company wishes to employ Executive directly as its Executive Vice President and Chief Operating Officer, Novan and President, EPI Health, and Executive wishes to accept such employment on the terms and conditions set forth in this Agreement.

WHEREAS, this Agreement is a material agreement to be executed and delivered in connection with the Transaction, and is a condition of Closing of the Transaction under the Purchase Agreement.

WHEREAS, as a condition of the Company’s willingness to enter into this Agreement, Executive is required to execute contemporaneously the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “Restrictive Covenants Agreement”).

WHEREAS, Executive acknowledges and agrees that Executive will personally receive significant benefits and compensation as the result of the Closing of the Transaction and, together with the additional compensation set forth in this Agreement, such benefits and compensation provide adequate consideration for Executive’s agreement to the terms of this Agreement and the terms of the Restrictive Covenant Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, including the employment of Executive by the Company the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

1.EMPLOYMENT. As of the Effective Date, Executive shall serve as the Company’s Executive Vice President and Chief Operating Officer, Novan and President, EPI Health, reporting to the Company’s President and Chief Executive Officer, upon the terms and conditions hereinafter set forth.

2.DUTIES; EXCLUSIVE SERVICE.

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(a)Executive shall faithfully discharge his responsibilities and perform all duties prescribed to him by the Company’s Chief Executive Officer (the “CEO”), as well as any duties as are set forth in the Bylaws of the Company related to Executive’s position. In addition, Executive expressly agrees that his services include but are not limited to attendance at scheduled meetings of the Company’s Board of Directors (the “Board”) and all other normal duties associated with the responsibilities of the Executive Vice President and Chief Operating Officer, Novan and President, EPI Health. Executive agrees to comply with all Company policies, standards and regulations now existing or hereafter promulgated. Executive further agrees to devote all of his working time and attention to the performance of his duties and responsibilities on behalf of the Company and in furtherance of its best interests. Notwithstanding the foregoing, Executive may serve on boards or advisory committees without compensation of non-profit or charitable organizations and, with the prior written consent of the CEO, boards or advisory committees of for-profit organizations or companies, in each case, so long as such service and obligations do not interfere with Executive’s duties at the Company. The Company consents to Executive’s continued service as a director and committee chair of Aytu BioPharma, Inc. During the Term, Executive agrees to immediately resign from the board of any company that engages in any business that competes with or represents a conflict with the business of the Company as determined in the reasonable discretion of the Board.

(b)Executive’s primary work location will be EPI Health’s offices in Charleston, South Carolina, subject to regular business travel including but not limited to regular travel to the Company’s headquarters in Durham, North Carolina.

3. COMPENSATION. Executive’s compensation shall be paid as follows:

(a)Base Salary. Executive shall receive as compensation a base salary at an annual rate of Four Hundred Thousand Dollars ($400,000.00) (“Base Salary”), less any federal, state and local payroll taxes and other withholdings legally required or properly requested by Executive. Base Salary shall be payable in accordance with the Company’s regular payroll practices and procedures, which shall be no less frequently than once a month. Base Salary shall be subject to annual review by the Company and adjustment within the Company’s discretion.

(b)Annual Bonus. For each calendar year during the Term, Executive will be eligible to receive an annual performance-based cash bonus, upon achievement of the annual bonus objectives established by the Company (“Annual Bonus”) pursuant to the Company’s Executive Annual Incentive Plan or another bonus plan established by the Company, with a target Annual Bonus equal to fifty percent (50%) of Base Salary for achievement of the performance objectives established by the Company, with potential for seventy five percent (75%) of Base Salary for achievement of upside forecasts, as determined by the Board. Executive’s eligibility for an Annual Bonus is contingent on Executive remaining employed through December 31 of the applicable calendar year. Each Annual Bonus will be paid to Executive no later than March 15 of the calendar year following the calendar year during which performance is measured. Executive’s Annual Bonus for 2022 will be guaranteed to equal at least the target level.

(c)Equity Grant. Conditioned on approval by the Company’s Board of Directors, the Company will grant to Executive 75,000 nonqualified stock options to purchase shares of the Company’s Common Stock, with an exercise price to be determined in accordance with the terms of the Company’s 2016 Incentive Award Plan, as amended or restated from time to time (collectively, the “2016 Plan”), which options will vest in three (3) equal annual installments on each annual anniversary of the grant until fully vested, subject to Executive’s continuous service with the Company on each such vesting date. Such options will be subject to the terms of the 2016 Plan and the standard stock option award agreement.

(d)Equity Incentive Plan. Executive will be eligible to participate in Company’s incentive award plans as may be approved by the Board from time-to-time, including the 2016 Plan, at such level and on such terms as shall be approved by the Compensation Committee of the Board, in its sole discretion.

(e)Paid Time Off. Executive is entitled to receive the maximum amount of paid-time-off (“PTO”) allowed under the Company’s policies, which PTO will be accrued and used in accordance with the Company’s policies. Executive will also carry over up to 40 hours of Executive’s accrued but unused PTO from EPI Health, which amount must be used before using any PTO under the Company’s plan, and such carryover from EPI Health shall be forfeited if it has not been used as of December 31, 2022. All vacation or paid time off must be used by December 31 of each year, or it is forfeited, and is not paid upon termination of employment, except in either case where prohibited by law.

(f)Benefits. Executive shall be entitled to participate in employee benefit plans, programs and arrangements of the Company as are provided generally from time to time to all other similarly situated employees of the Company. All such benefits are subject to the provisions of their respective plan documents in accordance with their terms and are subject to amendment or termination by the Company without Executive’s consent.

(g)Business Expenses. The Company will reimburse all reasonable expenses incurred by Executive in the performance of his duties to the Company, provided Executive complies with the Company’s policies and procedures for reimbursement or advance of business expenses established by the Company.

4.EMPLOYMENT AT WILL; TERMINATION. The term of employment under this Agreement (the “Term”) shall commence on the Effective Date and continue until termination as provided in this Section 4, and subject to the terms of Section 6. Subject to Section 6, Executive’s employment with the Company is at will, and either party can terminate the employment relationship and/or this Agreement at any time, for any or no cause or reason, and with or without prior notice.

5.EFFECT OF TERMINATION. Upon termination of Executive’s employment hereunder by either party regardless of the cause or reason, the Company shall pay Executive accrued, unpaid wages through the termination date and reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy (the “Accrued Amounts”). The final payment of wages, less any withholdings required by law or properly requested by Executive, shall be made on the next regular payday of the Company following the termination, in accordance with the Company’s normal payroll procedures. Except as otherwise provided in Section 6 of this Agreement, no other payments, benefits or other remuneration shall be due or payable to Executive.

6.SEVERANCE PROVISIONS.

(a)Definitions. For the purposes of this Agreement, the following terms shall be defined as set out below:

i.“Cause” shall be determined in good faith by the Board (excluding Executive if then a director) and shall mean:

a.Executive’s conviction of, or plea of no contest to, any crime (whether or not involving the Company) that constitutes a felony in the jurisdiction in which Executive is charged, or that involves moral turpitude;

b.Any act of theft, fraud or embezzlement, or any other willful misconduct or materially dishonest behavior by Executive;

c.Executive’s failure to adequately perform his reasonably assigned duties, provided that such failure or refusal is not corrected as promptly as practicable, and in any event within thirty (30) calendar days after Executive shall have received written notice from the Company stating the nature of such failure or refusal and an opportunity to cure within such period;

d.Executive’s material violation of any of his obligations contained in any agreement between Executive and the Company, including but not limited to the Restrictive Covenants Agreement;

e.Conduct by Executive that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement that results or that may result, as reasonably determined by the Company, in material harm to the Company, including harm to its reputation; and/or

f.Any material failure by Executive to comply with the Company's written policies or rules, as they may be in effect from time to time, if such failure causes material/reputational or financial harm to the Company.

ii.“Change in Control” shall have the same meaning given to such term in Section 2.9 of the Company’s 2016 Plan. The Board shall have sole discretion to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and all incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

iii. “Disability” shall mean Executive’s inability due to a physical or mental impairment to perform the essential functions of his job, with or without reasonable accommodation, for a period of at least ninety (90) consecutive or non-consecutive days in any twelve-month period.

iv.“Effective Release” is defined as a general release of claims in favor of the Company substantially in the form of the release attached hereto as Exhibit A, that is executed after the Separation Date and within any consideration period required by applicable law and that is not revoked by Executive within any legallyprescribed revocation period. Failure to provide and have in effect an Effective Release within the sixty (60) day period following the Separation Date shall result in forfeiture of any benefits conditioned upon the existence of an Effective Release.

v.“Good Reason” shall mean the occurrence of any of the following, in each case during the Term without Executive's consent:

a.a material diminution in Executive’s Base Salary or Annual Bonus eligibility (other than in both cases a diminution that is in connection with an across the board reduction in the base salaries or bonus eligibility of the management level employees of the Company);

b.a material, adverse change in Executive's title, authority, duties, or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law), taking into account the Company's size, status as a public company, and capitalization as of the date of this Agreement; provided, however, that Good Reason shall not exist based on Executive’s appointment to similar positions of a subsidiary or affiliate of the Company;

c.a relocation of Executive's principal place of employment by more than 50 miles, not to include regular business travel; or

d.any other action or inaction that constitutes a material breach of the terms of this Agreement by the Company.

Notwithstanding the forgoing, Good Reason shall not include an event or condition unless (A) Executive notifies the Company within thirty (30) days of the initial existence of one of the adverse events described above, (B) Executive provides the Company with at least thirty (30) days’ written notice of his intent to resign for Good Reason, and (C) the Company fails to correct the adverse event within thirty (30) days of such notice.

vi. “Separation Date” shall mean the date that Executive’s employment is terminated.

(b)Compensation upon Separation without Cause or for Good Reason Not in Connection with a Change in Control. Upon termination of employment by the Company without Cause or upon termination of employment by Executive for Good Reason, in each case, only if Executive is not entitled to benefits under Section 6(c) of this Agreement, conditioned upon the existence of an Effective Release and Executive’s substantial and material compliance with the Restrictive Covenants Agreement and the terms thereunder, and subject to Section 7(c) and Section 8, Executive shall be entitled to, in lieu of any other separation payment or severance benefit available under any plan or otherwise:

i.Payment of severance pay in an amount equal to (i) twelve (12) months of Executive’s current Base Salary, plus (ii) a prorated Annual Bonus calculated at the target annual bonus level for the calendar year in which the Separation Date occurs based on the percentage of the calendar year actually worked by Executive as of the Separation Date (both (i) and (ii) referred to herein collectively as “Regular Severance Pay”). All applicable withholdings required by law or authorized by Executive shall be withheld from Severance Pay. Severance Pay shall be paid in equal installments paid over the 12-month period (the “Regular Severance Period”) following Executive’s Separation Date pursuant to the Company’s standard payroll practices and procedures applicable to Executive immediately prior to Executive’s separation from service and such payments shall commence on the first such payroll date on or following the 10th day after the date on which the Effective Release becomes effective and non-revocable, as provided in Section 6(a)(iv); provided, however, that if the 60th day following Executive’s termination from employment occurs in the year following the year of Executive’s termination, then the payments shall commence no earlier than January 1 of such subsequent year, and the first such installment payment may include any payments missed due to any delay under this Section 6(b)(i);

ii.Payment of the amount of any unpaid Annual Bonus for the prior calendar year, if any, to be paid when Annual Bonuses are paid to other executives at Executive’s level or on the same date as the first installment of Regular Severance Pay is made, whichever date is later;

iii.Vesting as of the Separation Date of any then unvested equity awards that would have otherwise vested through the end of the calendar year in which the Separation Date occurs; and

iv.If Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse Executive during the Regular Severance Period for the difference between the monthly COBRA premium paid by Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to Executive on the 10th business day of the month immediately following the month in which the Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (a) the twelve-month anniversary of the Separation Date; (b) the date Executive is no longer eligible to receive COBRA continuation coverage; or (c) the date on which Executive becomes eligible to receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company's reimbursements under this Section 6(b)(iv) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 6(b)(iv) in a manner as is necessary to comply with the ACA.

(c)Compensation upon Separation due to Change in Control. Upon termination of employment by the Company without Cause or upon termination of employment by Executive for Good Reason at the time of, or within twelve (12) months after a Change in Control, and conditioned upon the existence of an Effective Release and Executive’s substantial and material compliance with the Restrictive Covenants Agreement and the terms thereunder, and subject to Section 7(c) and Section 8, Executive shall be entitled to, in lieu of any other separation payment or severance benefit available under any plan or otherwise (including but not limited to the severance benefits provided for in Section 6(b) hereof):

i.Payment of severance pay in an amount equal to (i) twelve (12) months of Executive’s current Base Salary, plus (ii) an amount equal to the Annual Bonus calculated at the minimum target level for the calendar year in which the Separation Date occurs (both (i) and (ii) referred to herein collectively as “CIC Severance Pay”). All applicable withholdings required by law or authorized by Executive shall be withheld from Severance Pay. Severance Pay shall be paid in equal installments paid over the twelve-month period (the “CIC Severance Period”) following Executive’s Separation Date pursuant to the Company’s standard payroll practices and procedures applicable to Executive immediately prior to Executive’s separation from service and such payments shall commence on the first such payroll date on or following the 10th day after the date on which the Effective Release becomes effective and non-revocable, as provided in Section 6(a)(iv); provided, however, that if the 60th day following Executive’s termination from employment occurs in the year following the year of Executive’s termination, then the payments shall commence no earlier than January 1 of such subsequent year, and the first such installment payment may include any payments missed due to any delay under this Section 6(c)(i);

ii.Payment of the amount of any unpaid Annual Bonus for the prior calendar year, if any, to be paid when Annual Bonuses are paid to other executives at

Executive’s level or on the same date as the first installment of CIC Severance Pay is made, whichever date is later;

iii.Accelerated vesting of the remaining unvested portion of any and all equity awards issued to Executive as of the Separation Date;

iv.The COBRA benefit described under Section 6(b)(iv).

(d)Other Termination of Employment. Upon the termination of Executive’s employment by Executive, other than for Good Reason, or due to Executive’s death or Disability, or by the Company for Cause, Executive shall not be entitled to additional compensation under this Agreement beyond the Accrued Amounts and unpaid Annual Bonus for the prior calendar year, if any. For clarity and the avoidance of doubt, under no circumstances will Executive be entitled to benefits under both Section 6(b) and Section 6(c).

7.SECTION 409A.

(a)Intent of the Parties. The parties hereby acknowledge and agree that all benefits or payments provided by the Company to Executive pursuant to this Agreement are intended either to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or to be in compliance with Section 409A, and this Agreement shall be interpreted to the greatest extent possible to be so exempt or in compliance and to incorporate the terms and conditions required by Section 409A. If there is an ambiguity in the language of this Agreement, or if Section 409A guidance indicates that a change to this Agreement is required or desirable to achieve exemption or compliance with Section 409A, notwithstanding any provision of this Agreement to the contrary, the Company reserves the right (without any obligation to do so or to indemnify Executive for failure to do so) to (i) adopt such amendments to this Agreement and or adopt such other policies and procedures, including amendments, policies and procedures with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to the Company or any of its affiliates, employees or agents.

(b)Installments. If any severance or other payments that are required by this Agreement are to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A. To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c)Delay. If any severance compensation or other benefit provided to Executive pursuant to this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and Executive is a “specified employee” within the meaning of Section 409A, no payments of any such severance or other benefit shall be made for six (6) months plus one (1) day after the Separation Date (the “New Payment Date”). Amounts payable under this Agreement shall be deemed not to be “nonqualified deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation § § 1.409A1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. The aggregate of any such payments that would have otherwise been paid during the period between the Separation Date and the New Payment Date shall be paid to Executive in a lump sum on the New Payment Date.

8.EXCESS PARACHUTE PAYMENTS. In the event amounts payable under this Agreement or otherwise are contingent on a change in control for purposes of Section 280G of the Code, and it is determined by a public accounting firm or legal counsel authorized to practice before the Internal Revenue Service selected by the Company that any payment or benefit made or provided to Executive in connection with this Agreement or otherwise (“Payment” or collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Tax”), the Payments under this Agreement shall be payable in full or, if applicable, in such lesser amount which would result in no portion of such Payments being subject to the Parachute Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Parachute Tax, results in Executive’s receipt, on an after-tax basis, of the greatest amount of Payments under this Agreement.  If Payments are reduced pursuant to this paragraph, cash severance payments under Sections 6(b)(i), 6(b)(ii) and 6(b)(iv), Sections 6(c)(i),6(c)(ii) and 6(c)(iv) or Section 6(d)(i), 6(d)(ii) and 6(d)(iii), as applicable, shall first be reduced, and the other benefits under this Agreement shall thereafter be reduced, to the extent necessary so that no portion of the Payments is subject to the Parachute Tax.

9.NOTICES. Any notice required or permitted hereunder shall be made in writing (a) either by actual delivery of the notice into the hands of the party thereto entitled, by messenger, by fax or by over-night delivery service or (b) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage pre-paid and addressed to the party to whom the notice is to be given at the party’s respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

If to Executive:        John Donofrio
                [***]

If to the Company:        Novan, Inc.
4020 Stirrup Creek Drive, Suite 110
Durham, NC 27703
(Fax) (919) 237¬9212
Attn: President and Chief Executive Officer

The notice shall be deemed to be received, if sent per subsection (a), on the date of its actual receipt by the party entitled thereto and, if sent per subsection (b), on the third day after the date of its mailing.

10.EMPLOYEE REPRESENTATIONS.

(a)Executive represents that his performance of all of the terms of this Agreement does not and will not breach any arrangement to keep in confidence information acquired by Executive in confidence or in trust prior to Executive’s employment by the

Company. Executive represents that he has not entered into, and agrees not to enter into, any agreement either oral or written in conflict herewith.

(b)Executive understands as part of the consideration for this Agreement and for Executive’s employment or continued employment by the Company, that Executive has not brought and will not bring with Executive to the Company, or use in the performance of Executive’s duties and responsibilities for the Company or otherwise on its behalf, any materials or documents of a former employer or other owner which are generally not available to the public, unless Executive has obtained written authorization from the former employer or other owner for their possession and use and has provided the Company with a copy thereof.

(c)Executive understands that during his employment for the Company he is not to breach any obligation of confidentiality that Executive has to a former employer or any other person or entity and agrees to comply with such understanding.

11. INDEMNIFICATION.

(a)By Executive. Executive agrees to indemnify and hold harmless the Company, its directors, officers, agents and employees against any liabilities and expenses, including amounts paid in settlement, incurred by any of them in connection with any claim by any of Executive’s prior employers that the termination of Executive’s employment with such employer, Executive’s employment by the Company, or use of any skills and knowledge by the Company is a violation of contract or law or otherwise violates the rights thereof.

(b)By the Company. The Company will indemnify and hold harmless the Executive from any liabilities and expenses arising from Executive’s actions as an officer, director or employee of the Company to the fullest extent permitted by law, excepting any unauthorized acts, intentional or illegal conduct which breaches the terms of this or any other agreement or Company policy, including but not limited to the Restrictive Covenants Agreement. Executive will be covered by the Company’s D&O insurance to the same extent as other executive officers and directors. The indemnification described in this Section 12 is in addition to, and not in lieu of, any right to indemnification provided by the Company to Executive pursuant to any separate written agreement between them regarding indemnification.

12.SEVERABILITY. Executive hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.

13.WAIVER. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

14.AFFILIATES; ASSIGNMENT; BINDING EFFECT. The term “Company” shall also include any of the Company’s subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. Executive may not assign any of his rights or delegate any of his duties under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns.
15.ENTIRE AGREEMENT. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) are intended by the parties hereto to be the final expression of their agreement with respect to the employment of

Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any prior or contemporaneous employment agreement, term sheet or offer letter). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by each of the parties hereto.

16.GOVERNING LAW; VENUE. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law (“Applicable Federal Law”). Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Both Executive and the Company acknowledge and agree that the state or federal courts located in North Carolina have personal jurisdiction over them and over any dispute arising under this Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.

17.COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. Counterparts may be transmitted and/or signed by facsimile or electronic mail. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the parties to the same extent as a manually signed original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the day and year first above written.

NOVAN, INC.

/s/ Paula Brown Stafford
Paula Brown Stafford
Chairman, President and Chief Executive Officer

JOHN DONOFRIO

/s/ John A. Donofrio

[Signature page for Employment Agreement]

Exhibit A

FORM OF GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”) is made and entered into this __ day of _______, 20__, by and between Novan, Inc. (the “Company”) and John Donofrio (“Executive”). Throughout the remainder of this Agreement, the Company and Executive may be collectively referred to as the “Parties” and individually referred to as a “Party.”
Executive executed the Employment Agreement (the “Employment Agreement”), dated March 11, 2022, with the Company. Executive is also subject to the terms of the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, executed simultaneously with the Employment Agreement (the “Proprietary Information and Non-Competition Agreement”). Capitalized terms not defined in this Agreement shall have the definitions given to them in the Employment Agreement.

Executive’s employment with the Company is terminated effective [_____]. Pursuant to Section [6(b)] [6(c)] of the Employment Agreement, Executive is entitled to certain benefits as a result, conditioned upon Executive’s execution of this Agreement, which includes among other things a release of claims.
Executive represents that Executive has carefully read this entire Agreement, understands its consequences, and voluntarily enters into it.
In consideration of the above and the mutual promises set forth below, Executive and the Company agree as follows:
1.TERMINATION. Executive’s employment with the Company will terminate on [_____] (“Separation Date”).
2.SEVERANCE BENEFITS. In consideration of the release of claims and other promises contained herein and on condition that Executive substantially and materially complies with Executive’s obligations under this Agreement and under the Proprietary Information and Non-Competition Agreement, and pursuant to Section [6(b)] [6(c)] of the Employment Agreement, the Company agrees that Executive shall be eligible for the following: [Describe specific benefits depending on which section is operative]
3.OTHER AGREEMENTS. Executive acknowledges and agrees that Executive shall continue to be obligated to comply with the Proprietary Information and Non-Competition Agreement in accordance with its terms, and such agreement shall survive the termination of Executive’s employment.
4.EXECUTIVE ACKNOWLEDGEMENTS. Executive acknowledges and agrees that Executive is required to execute this Agreement as a condition of receiving the benefits set forth herein, including specifically the benefits provided in Section 2. In addition, by signing this Agreement, Executive represents that (a) Executive has been properly paid for all time worked and received all salary, expense reimbursement, and all other amounts of any kind due to Executive from the Company with the exceptions of Executive’s final paycheck for work during Executive’s final payroll period which will be paid on the next regularly scheduled payroll date following the Separation Date, and the pay and benefits under this Agreement, and (b) that the payments set forth in Section 2 of this Agreement constitute all post-termination or severance payments or benefits to which Executive is entitled to receive under the Employment Agreement, and Executive is not entitled to any other compensation, payments or benefits of any nature as the result of the termination of Executive’s employment. Notwithstanding the foregoing, Executive remains entitled to any vested retirement or stock option benefits vested as of the Effective Date of the Agreement, pursuant to the terms of the applicable plans and agreements.
5.COMPANY PROPERTY. By signing this Agreement, Executive represents that: (i) Executive has delivered to the Company all records, memoranda, data, documents and other property of any description which refer or relate in any way to trade secrets or confidential information, including all copies thereof, which are in Executive’s possession, custody or control; (ii) Executive has delivered to the Company all Company property (including, but not limited to, keys, credit cards, computers, client files, contracts, proposals, work in process, manuals, forms, computer stored work in process and other computer data, research materials, other items of business information concerning any Company customer or client or potential prospect to purchase some or all of the Company’s assets, or Company business or business methods, including all copies thereof) which is in Executive’s possession, custody or control; and (iii) Executive will fully cooperate with the Company in winding up Executive’s work and transferring that work to other individuals designated by the Company during the remainder of the employment with the Company.
6.ADEQUACY OF CONSIDERATION. Executive acknowledges that the benefits available to Executive under this Agreement are of greater value than the benefits to which Executive would be entitled to receive if Executive did not sign this Agreement, and constitute adequate consideration for the releases of claims, under Sections 7 and 8 of this Agreement.
7.RELEASE. IN CONSIDERATION OF THE BENEFITS CONFERRED BY THIS AGREEMENT, EXECUTIVE (ON BEHALF OF EXECUTIVE, EXECUTIVE’S FAMILY MEMBERS, HEIRS, ASSIGNS, EXECUTORS AND OTHER REPRESENTATIVES) RELEASES THE COMPANY AND ITS AFFILIATES, INCLUDING BUT NOT LIMITED TO EPI HEALTH, LLC, AND ALL OF THEIR PAST, PRESENT AND FUTURE PARENTS, SUBSIDIARIES, AFFILIATES, AND THEIR PREDECESSORS, SUCCESSORS, ASSIGNS, AND THEIR PAST, PRESENT AND FUTURE OFFICERS, DIRECTORS, EXECUTIVES, OWNERS, INVESTORS, SHAREHOLDERS, ADMINISTRATORS, BUSINESS UNITS, EXECUTIVE BENEFIT PLANS (TOGETHER WITH ALL PLAN ADMINISTRATORS, TRUSTEES, FIDUCIARIES AND INSURERS) AND AGENTS (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, EXECUTIVE MAY HAVE OR CLAIM TO HAVE IN EACH CASE RELATING TO EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, OR EXECUTIVE’S SEPARATION THEREFROM, ARISING BEFORE THE EXECUTION OF THIS AGREEMENT BY EXECUTIVE, INCLUDING BUT NOT LIMITED TO CLAIMS:
(a)arising under laws prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and the Older Worker Benefit Protection Act of 1990 (“OWBPA”)), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, the Family and Medical Leave Act, as amended, harassment or retaliation for protected activity;
(b)for compensation, commission payments, bonus payments and/or benefits including but not limited to claims under the Fair Labor Standards Act of 1938, as amended, the Executive Retirement Income Security Act of 1974, as amended, the FMLA, and similar federal, state, and local laws, or the applicable laws of any foreign country;
(c)arising out of Executive’s ownership of unvested stock or options in the Company or its affiliates;

(d)under federal, state or local law, or the applicable laws of any foreign country, of any nature whatsoever, including but not limited to constitutional, statutory, contractual and common law, negligence, tort, alleged fraud, concealment, defamation, negligent misrepresentation, promissory estoppel, quantum meruit, intentional or negligent infliction of emotional distress, invasion of privacy, wrongful discharge, breach of the covenant of good faith and fair dealing, violation of public policy, constructive termination;
(e)under any employment agreement, including the Employment Agreement;
(f)for attorneys’ fees;
(g)brought through the Executive’s prosecution or participation in any class or collective action against the Company.
For the purpose of implementing a full and complete release and discharge, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that this Agreement contemplated the extinguishment of any such claim or claims.
8.EXCLUDED CLAIMS. This release in Section 7 does not apply to claims by Executive: (a) for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies; (b) for vested stock options or pension or retirement benefits including under the Company’s 401(k) plan; (c) to continuation coverage under COBRA, or equivalent applicable law; (c) to rights that cannot lawfully be released by a private settlement agreement; or (f) to enforce, or for a breach of, this Agreement (the “Reserved Claims”).
9.COVENANT NOT TO SUE. In consideration of the benefits offered to Executive, Executive will not sue Releasees on any of the released claims or on any matters relating to Executive’s employment arising before the execution of this Agreement other than with respect to the Reserved Claims, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees on any such claims; provided, however, this paragraph will not bar a challenge under the OWBPA to the enforceability of the waiver and release of ADEA claims set forth in this Agreement, the Reserved Claims, or where otherwise prohibited by law. If Executive does not abide by this paragraph, then (i) Executive will return all monies received under this Agreement and indemnify Releasees for all expenses incurred in defending the action, and (ii) Releasees will be relieved of their obligations hereunder.
10.RIGHT TO REVIEW. The Company delivered this Agreement, containing the release language set forth in Sections 7, 8 and 9, to Executive on [____ __,] 20__ (the “Notification Date”), and informed Executive that it desires that Executive have adequate time and opportunity to review and understand the consequences of entering into it. The Company advises Executive as follows:
•Executive should consult with Executive’s attorney prior to executing this Agreement; and
•Executive has 21 days from the Notification Date within which to consider this Agreement.

Executive must return an executed copy of this Agreement to the Company on or before the 22nd day following the Notification Date. Executive acknowledges and understands that Executive is not required to use the entire 21-day review period and may execute and return this Agreement at any time before the 22nd day following the Notification Date, but not before the Separation Date. If, however, Executive does not execute and return an executed copy of this Agreement on or before the 22nd day following the Notification Date, this Agreement shall become null and void. This executed Agreement shall be returned to: [insert address], with a copy sent to [insert email address]
11.REVOCATION. Executive may revoke Executive’s execution of this Agreement during the seven (7) day period immediately following Executive’s execution of it. This Agreement will not become effective or enforceable until the revocation period has expired (the “Effective Date”). To revoke this Agreement, a written notice of revocation must be delivered to: [insert address], with a copy sent to [insert email address]
12.AGENCY CHARGES/INVESTIGATIONS. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission (although the Executive waives any right to monetary relief related to any filed charge or administrative complaint), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.
13.NON-DISPARAGEMENT. Executive agrees and covenants that Executive shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false or disparaging remarks, comments, or statements concerning the Company, or its affiliates, or their businesses, or any of its employees, officers, or directors and their existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future.
14.DISCLAIMER OF LIABILITY. Nothing in this Agreement is to be construed as either an admission of liability or admission of wrongdoing on the part of either party, each of which denies any liabilities or wrongdoing on their part.

15.GOVERNING LAW; VENUE. This Agreement will be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law (“Applicable Federal Law”). Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Both Executive and the Company acknowledge and agree that the state or federal courts located in North Carolina have personal jurisdiction over them and over any dispute arising under this Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.

16.ENTIRE AGREEMENT. Except for the Proprietary Information and Non-Competition Agreement, the surviving terms of the Employment Agreement, or as expressly provided herein, this Agreement: (i) supersedes and cancels all other understandings and agreements, oral or written, with respect to Executive’s employment with the Company; (ii) supersedes all other understandings and agreements, oral or written, between the Parties with respect to the subject matter of this Agreement; and (iii) constitutes the sole agreement between the Parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and

(ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the Parties unless such change or modification is in writing and is signed by the Parties.

17.SEVERABILITY; SEPARATE AND INDEPENDENT COVENANTS. If any portion, provision, or part of this Agreement is held, determined, or adjudicated by any court of competent jurisdiction to be invalid, unenforceable, void, or voidable for any reason whatsoever, each such portion, provision, or part shall be severed from the remaining portions, provisions, or parts of this Agreement, and such determination or adjudication shall not affect the validity or enforceability of such remaining portions, provisions, or parts. The Company acknowledges and agrees that each of Executive’s covenants in this Agreement or the Employment Agreement shall be construed for all purposes to be separate and independent from any other covenant, whether in this Agreement or otherwise, and the existence of any claim by the Company or any of its affiliates against Executive under this Agreement, the Employment Agreement or otherwise, will not excuse the Company’s breach of any covenant contained in this Agreement.

18.SECTION 409A OF THE INTERNAL REVENUE CODE.

(a)Parties’ Intent. The Parties intend that no payments or benefits hereunder shall constitute non-qualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with such intention. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to be exempt from, or comply with, Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any material additional economic cost or loss of material benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plan or program in which Executive participates to bring it under an exemption from, or in compliance with, Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

(b)Separation from Service. A termination of employment or separation from service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A upon or following a termination of employment or separation from service unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(c)Installment Payments. If any severance or other payments that are required by this Agreement are to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A. To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(d)Delay. If any severance compensation or other benefit provided to Executive pursuant to this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and Executive is a “specified employee” within the meaning of Section 409A, no payments of any such severance or other benefit shall be made for six (6) months plus one (1) day after the Separation Date (the “New Payment Date”). Amounts payable under this Agreement shall be deemed not to be “nonqualified deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation § § 1.409A1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. The aggregate of any such payments that would have otherwise been paid during the period between the Separation Date and the New Payment Date shall be paid to Executive in a lump sum on the New Payment Date.

19.COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Any party hereto may execute this Agreement by signing any such counterpart.

20.WAIVER OF BREACH. A waiver of any breach of this Agreement shall not constitute a waiver of any other provision of this Agreement or any subsequent breach of this Agreement.

[Signature Page Follows]

    EXECUTIVE REPRESENTS THAT EXECUTIVE HAS CAREFULLY READ THIS ENTIRE GENERAL RELEASE AGREEMENT, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT.

NOVAN, INC.

JOHN DONOFRIO

Date: / /

[Signature page for Form of General Release Agreement]